Exhibit 5.2

November 30, 2020

CI Financial Corp.

2 Queen Street East, Twentieth Floor
Toronto, ON M5C 3G7

Re: Consent regarding Registration Statement on Form F-10 for CI Financial Corp.

Dear Sirs/Mesdames:

We have acted as Canadian counsel to CI Financial Corp. (the “Registrant”) in connection with the registration statement on Form F-10 (the “Registration Statement”) filed by the Registrant on the date hereof with the Securities and Exchange Commission under the United States Securities Act of 1933, as amended (the “Act”).

We hereby consent to references to our firm name on the face page of the Registration Statement and under the headings “Enforcement of Certain Civil Liabilities” and “Documents Filed as Part of the Registration Statement”, and to the reference to our advice under the heading “Enforcement of Certain Civil Liabilities”, in the prospectus forming a part of the Registration Statement, as such may thereafter be amended or supplemented.

In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Act, or the rules and regulations promulgated thereunder.

Yours very truly,

(signed)”Blake, Cassels & Graydon LLP”